UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c),
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No. )*


                           General Motors Corporation
                           --------------------------
                                (Name of Issuer)


                 Class H Common Stock, par value $0.10 per share
                 -----------------------------------------------
                         (Title of Class of Securities)


                                    370442832
                                    ---------
                                 (CUSIP Number)


                                  June 24, 2002
                                  -------------
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        |_|   Rule 13d-1(b)

        |X|   Rule 13d-1(c)

        |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


================================================================================

CUSIP No. 370442832                                            Page 2 of 7 Pages
                                                                    -    -

================================================================================
================================================================================

1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                AOL Time Warner Inc.
                13-4099534

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      a |_|
                                                                 b |_|

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

3         SEC USE ONLY


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION                   Delaware

========= ======================================================================
================================ ========= =====================================

                                   5       SOLE VOTING POWER          0
          NUMBER OF
           SHARES                --------- -------------------------------------
        BENEFICIALLY             --------- -------------------------------------
          OWNED BY
            EACH                   6       SHARED VOTING POWER        80,088,990
          REPORTING
           PERSON                --------- -------------------------------------
            WITH                 --------- -------------------------------------

                                   7       SOLE DISPOSITIVE POWER     0

                                 --------- -------------------------------------
                                 --------- -------------------------------------

                                   8       SHARED DISPOSITIVE POWER   80,088,990

================================ ========= =====================================
=========== ====================================================================

 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON   80,088,990

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*           |_|

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)      8.4%(1)

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*                              HC

=========== ====================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




1 Percentage based on number of Shares of Class H Common Stock outstanding on April 30, 2002 as reported in General Motors Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.





                                  SCHEDULE 13G


=================================================================== ============

CUSIP No. 370442832                                            Page 3 of 7 Pages
                                                                    -    -

=================================================================== ============
========= ======================================================================

1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                America Online, Inc.
                54-1322110

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     a|_|
                                                                b|_|

--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

3         SEC USE ONLY


--------- ----------------------------------------------------------------------
--------- ----------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION                  Delaware

========= ======================================================================
================================ ========= =====================================

                                   5       SOLE VOTING POWER          0
          NUMBER OF
           SHARES                 --------- ------------------------------------
        BENEFICIALLY              --------- ------------------------------------
          OWNED BY
            EACH                   6       SHARED VOTING POWER        80,088,990
         REPORTING
           PERSON                 --------- ------------------------------------
            WITH                  --------- ------------------------------------

                                   7       SOLE DISPOSITIVE POWER     0

                                  -------- -------------------------------------
                                  -------- -------------------------------------

                                   8       SHARED DISPOSITIVE POWER   80,088,990

================================ ========= =====================================
=========== ====================================================================

 9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON   80,088,990

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*           |_|

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)       8.4%(1)

----------- --------------------------------------------------------------------
----------- --------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*                             CO

=========== ====================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



1 Percentage based on number of Shares of Class H Common Stock outstanding on April 30, 2002 as reported in General Motors Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

CUSIP No. 370442832                                            Page 4 of 7 Pages
                                                                     -    -


Item 1(a)         Name of Issuer

                           General Motors Corporation
                  --------------------------------------------------------------

Item 1(b)         Address of Issuer's Principal Executive Offices:

                           300 Renaissance Center, Detroit, MI 48265-3000
                  --------------------------------------------------------------

Item 2(a)         Name of Person Filing:

                           AOL Time Warner Inc.
                  --------------------------------------------------------------

Item 2(b)         Address of Principal Business Office or, if None, Residence:

                           75 Rockefeller Plaza, New York, NY 10019
                  --------------------------------------------------------------

Item 2(c)         Citizenship:

                           Delaware
                  --------------------------------------------------------------

Item 2(d)         Title of Class of Securities:

                           Class H Common Stock, par value $0.10 per share
                  --------------------------------------------------------------

Item 2(e)         CUSIP Number:

                           370442832
                  --------------------------------------------------------------

Item 3. If This Statement is filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)          |_| Broker or dealer registered under Section 15 of the
                      Exchange Act.

     (b)          |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)          |_| Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act.

     (d)          |_| Investment company registered under Section 8 of the
                      Investment Company Act.

     (e)          |_| An investment adviser in accordance with Rule 13d-1 (b)
                      (1)(ii)(E);

     (f)          |_| An employee benefit plan or endowment fund in accordance
                      with Rule 13d-1(b)(1)(ii)(F);

     (g)          |_| A parent holding company or control person in accordance
                      with Rule 13d-1(b)(1)(ii)(G);

     (h)          |_| A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act;

     (i)          |_| A church plan that is excluded from the definition of an
                      investment company under Section 3(c)(14) of the Investment Company Act;

     (j)          |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box.  [X]

CUSIP No. 370442832                                            Page 5 of 7 Pages
                                                                    -    -

Item 4.           Ownership.

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in Item 1.

     (a)          Amount beneficially owned:

                           80,088,990
                  --------------------------------------------------------------
     (b)          Percent of Class:

                           8.4%
                  --------------------------------------------------------------
     (c)          Number of shares as to which such person has:

     (i)          Sole power to vote or to direct the vote         0
                                                          ----------------------

     (ii)         Shared power to vote or to direct the vote       80,088,990
                                                            --------------------

     (iii)        Sole power to dispose or to direct the disposition of    0   ,
                                                                       ---------

     (iv)         Shared power to dispose or to direct the disposition
                  of     80,088,990 ,
                    -----------------

Item 5.           Ownership of Five Percent or Less of a Class.

                           Not Applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Except as otherwise disclosed in periodic public filings with the Securities and Exchange Commission, no other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                           America Online, Inc. - CO

Item 8.           Identification and Classification of Members of the Group.

                           Not Applicable

Item 9.           Notice of Dissolution of Group.

                           Not Applicable

Item 10.          Certifications.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

CUSIP No. 370442832                                            Page 6 of 7 Pages
                                                                    -    -



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    June 28, 2002
                                           AOL Time Warner Inc.


                                           /s/ Wayne H. Pace
                                           -------------------------------------
                                                       (Signature)

                                           Wayne H. Pace
                                           Executive Vice President
                                           and Chief Financial Officer
                                           -------------------------------------
                                                       (Name/Title)



                                           America Online, Inc.


                                           /s/ Joseph A. Ripp
                                           -------------------------------------
                                                       (Signature)

                                           Joseph A. Ripp
                                           Executive Vice President,
                                           Chief Financial Officer and Treasurer
                                           -------------------------------------
                                                      (Name/Title)

CUSIP No. 370442832                                            Page 7 of 7 Pages
                                                                    -    -




                                                                  EXHIBIT NO. 1

                             JOINT FILING AGREEMENT


         AOL Time Warner Inc., a Delaware corporation and America Online, Inc., a Delaware corporation, each hereby agrees, in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, that the Schedule 13G filed herewith, and any amendments thereto, relating to the shares of Class H Common Stock, par value $0.10, of General Motors Corporation is, and will be, jointly filed on behalf of each such person and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned hereby execute this Agreement as of the date set forth below.

Dated:  June 28, 2002

                                              AOL TIME WARNER INC.



                                             By:    /s/ Wayne H. Pace
                                                    ----------------------------
                                             Name:  Wayne H. Pace
                                             Title: Executive Vice President
                                                    and Chief Financial Officer



                                             AMERICA ONLINE, INC.



                                             By:    /s/ Joseph A. Ripp
                                                    ----------------------------
                                             Name:  Joseph A. Ripp
                                             Title: Executive Vice President,
                                                    Chief Financial Officer and
                                                    Treasurer